FINANCIAL STATEMENTS AND
                          INDEPENDENT AUDITORS' REPORT

                           ST. JOHN HOUSING ASSOCIATES
                               LIMITED PARTNERSHIP

                        DECEMBER 31, 1996, 1995 AND 1994


                                TABLE OF CONTENTS


                                                                                                       PAGE


INDEPENDENT AUDITORS' REPORT                                                                             3

FINANCIAL STATEMENTS

     BALANCE SHEETS                                                                                      4

     STATEMENTS OF PROFIT AND LOSS                                                                       6

     STATEMENTS OF PARTNERS' EQUITY                                                                      7

     STATEMENTS OF CASH FLOWS                                                                            8

     NOTES TO FINANCIAL STATEMENTS                                                                       9



                          INDEPENDENT AUDITOR'S REPORT


To the Partners

St. John Housing Associates Limited Partnership

         We have audited the accompanying balance sheets of St. John Housing Associates Limited Partnership as of December 31, 1996 and 1995, and the related statements of profit and loss, partners' equity and cash flows for the years ended December 31, 1996, 1995 and 1994. These financial statements are the responsibility of the partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform our audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of St. John Housing Associates Limited Partnership as of December 31, 1996 and 1995, and the results of its operations, changes in partners' equity and cash flows for the years ended December 31, 1996, 1995 and 1994, in conformity with generally accepted accounting principles.



/s/ Reznick Fedder & Silverman

Bethesda, Maryland
February 6, 1997


                                St. John Housing Associates Limited Partnership

                                                      BALANCE SHEETS

                                                       December 31,

ASSETS
                                                                                1996              1995
                                                                            ------------      --------

CURRENT ASSETS
Petty cash                                                               $         100     $         100
Cash in bank                                                                     6,315           312,129
U.S. Treasury Bills                                                            242,677              -
Partnership cash                                                                24,412            13,418
Tenant accounts receivable                                                       1,202               104
Accounts receivable - other project                                              9,246              -
Prepaid insurance                                                                3,127             2,955
Prepaid mortgage insurance                                                      13,972             8,286
                                                                           ------------     -------------

Total current assets                                                           301,051           336,992
                                                                            -----------       -----------

DEPOSITS HELD IN TRUST - FUNDED
Tenant security deposits                                                        14,407            11,917
                                                                           ------------      ------------

RESTRICTED DEPOSITS AND FUNDED RESERVES
Mortgage escrow deposits                                                        81,467            86,574
Reserve for replacements                                                       185,671           154,378
                                                                               267,138           240,952
                                                                            -----------       -----------
RENTAL PROPERTY
Land                                                                            59,800            59,800
Land improvements                                                               15,000            15,000
Buildings and improvements                                                   8,018,620         7,898,206
Furniture and equipment                                                        243,279           243,279
Automobile                                                                      10,029            10,029
                                                                           ------------      ------------

                                                                              8,346,728         8,226,314

Less accumulated depreciation                                                   758,539           404,234
                                                                            -----------       -----------
                                                                              7,588,189         7,822,080
OTHER ASSETS
   Mortgage costs, net of accumulated amortization of $9,934 and
     $6,541, respectively                                                       91,857            95,250
   Organization costs, net of accumulated amortization of $6,036 and
     $4,018, respectively                                                  $     4,054             6,072

                                                                           $ 8,266,696       $ 8,513,263
                                                                             ==========        ==========




                        See notes to financial statements


                            St. John Housing Associates Limited Partnership

                                            BALANCE SHEETS

                                             December 31,


LIABILITIES AND PARTNERS' EQUITY
                                                                                1996              1995
                                                                            ------------      --------

CURRENT LIABILITIES
Accounts payable                                                          $     17,172      $     15,432
Accounts payable - development                                                       -             9,462
Prepaid rents                                                                      121                89
Accrued interest payable                                                        19,152            19,586
Accrued real estate taxes                                                       95,000            65,000
Due to management company                                                        4,880             4,749
Due to general partner and affiliates                                            -               137,980
Accrued partnership administrative fee                                         108,517             -
Mortgages payable - current maturities                                          81,612            75,971
                                                                           ------------      ------------

Total current liabilities                                                      326,454           328,269
                                                                             ----------        ----------

DEPOSITS LIABILITY
Tenant security deposits (contra)                                               14,385            12,572
                                                                           ------------      ------------

LONG-TERM LIABILITIES
Mortgages payable                                                             4,646,393         4,722,590
Less current maturities                                                          81,612            75,971
                                                                              4,564,781         4,646,619

CONTINGENCY                                                                        -                 -

PARTNERS' EQUITY                                                              3,361,076         3,525,803

                                                                            $ 8,266,696       $ 8,513,263
                                                                             ==========        ==========





                        See notes to financial statements

                                St. John Housing Associates Limited Partnership

                                              STATEMENTS OF PROFIT AND LOSS

                                                 Year ended December 31,



                                                           1996              1995              1994
                                                           ----              ----              ----
Revenue
   Rental                                              $ 1,016,001       $   962,765       $   537,251
   Interest and other                                       23,638            37,720            11,573
                                                       -----------       -----------       -----------

                                                         1,039,639         1,000,485           548,824
                                                         ---------         ---------        ----------
Expenses
   Administrative                                          118,157           121,444           111,677
   Utilities                                                54,676            67,571            53,252
   Operating and maintenance                               152,751           125,714           176,374
   Taxes and insurance                                     157,793            98,369           144,360
   Interest                                                250,426           227,226            30,832
   Depreciation and amortization                           359,716           322,365            92,428
                                                        ----------        ----------       -----------

                                                         1,093,519           962,689           608,923
                                                         ---------        ----------        ----------

Other entity expenses (income)                             110,847              (255)             -
                                                        ----------        ----------     ----------

NET PROFIT (LOSS)                                       $ (164,727)        $  38,051         $ (60,099)
                                                         =========          ========          ========





                        See notes to financial statements


                               St. John Housing Associates Limited Partnership

                                       STATEMENTS OF PARTNERS' EQUITY

                              Years ended December 31, 1996, 1995 and 1994,

                                                                       General partner   Limited partner
                                                           Total

Partners' equity, December 31, 1993                    $ 2,110,240       $      990        $ 2,109,250

Partner contribution                                       301,861            -                301,861

Net loss - 1994                                            (60,099)            (601)           (59,498)
                                                        ----------       ----------         ----------

Partners' equity, December 31, 1994                      2,352,002              389          2,351,613

Partners' contributions                                  1,135,750            -              1,135,750

Net profit - 1995                                           38,051              381             37,670
                                                       -----------       ----------        -----------

Partners' equity, December 31, 1995                      3,525,803              770          3,525,033

Net loss - 1996                                           (164,727)          (1,647)          (163,080)
                                                        ----------        ---------         ----------

Partners' equity (deficit), December 31, 1996          $ 3,361,076       $     (877)       $ 3,361,953
                                                        ==========        =========-        ==========





                        See notes to financial statements

                              St. John Housing Associates Limited Partnership

                                                 STATEMENTS OF CASH FLOWS

                                                 Year ended December 31,
                                                                        1996             1995              1994
                                                                        ----             ----              ----
Cash flows from operating activities
   Net profit (loss)                                               $   (164,727)      $   38,051       $   (60,099)
   Adjustments to reconcile net profit (loss) to net cash
      provided by operating activities
   Depreciation                                                         354,305          316,954            87,280
   Amortization                                                           5,411            5,411             5,148
   Increase (decrease) in tenant  accounts receivable                    (1,098)           1,164            (1,268)
   Decrease in accounts receivable - other                                -                -                   596
   (Increase) decrease in prepaid expenses                               (5,858)          26,345            (2,504)
   (Increase) decrease in escrow deposits                                 5,107           23,737           (23,123)
   Increase (decrease) in accounts payable                                1,740          (27,962)           29,938
   Increase (decrease) in accrued interest payable                         (434)          17,839             1,747
   Increase (decrease) in accrued real estate tax                        30,000          (35,000)           80,000
   (Increase) decrease in tenant security deposits - net                   (677)            (426)              108
   Increase in prepaid rents                                                 32               59             -
   Increase (decrease) in due to management company                         131           (2,443)            -
   Increase in accrued partnership administrative fee                   108,517            -                 -
   Due from other project - deposit error                                 (9,246)               -                -
                                                                  --------------    ------------------------------
     Net cash provided by operating activities                          323,203          363,729           117,823
                                                                  -------------      -----------       -----------

Cash flows from investing activities
   Deposits in reserve for replacement                                  (46,987)         (32,895)          (19,779)
   Investment in rental property                                       (120,414)      (1,048,229)       (3,818,702)
   Withdrawals from renovation escrow                                     -                -             1,158,604
   Withdrawals from replacement reserve                                  15,694            -                 -
   Decrease in accounts payable - development                            (9,462)        (682,390)            -
   Purchase of U.S. Treasury Bills                                     (242,677)           -                 -
   Decrease in due to general partner and affiliates                   (137,980)           -                 -
                                                                    -----------     ---------------     ----------
     Net cash used in investing activities                             (541,826)      (1,763,514)       (2,679,877)
                                                                    -----------       ----------        ----------

Cash flows from financing activities
   Mortgage principal payments                                          (76,197)         (60,339)          (41,913)
   Mortgage loans proceeds                                                -              964,896         1,943,404
   Loans from general partner                                             -                8,000           254,565
   Repayment to general partner                                           -             (356,959)            -
   Capital contributions received                                             -        1,135,750           301,861
                                                                  -----------------   ----------       -----------

     Net cash provided by (used in) financing activities                (76,197)       1,691,348         2,457,917
                                                                    -----------       ----------        ----------

     NET INCREASE (DECREASE) IN CASH                                   (294,820)         291,563          (104,137)

Cash, beginning                                                         325,647           34,084           138,221
                                                                    -----------     -------------      -----------
Cash, end                                                         $      30,827     $    325,647       $    34,084
                                                                  =============     ============       ===========

Supplemental disclosure of cash flow information
   Cash paid for interest during the year                          $    250,860     $    209,387       $    29,085
                                                                   ============     ============       ===========


See notes to financial statements

                              St. John Housing Associates Limited Partnership

                                          NOTES TO FINANCIAL STATEMENTS

                                         December 31, 1996, 1995 and 1994,


NOTE A - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The partnership was formed as a limited partnership under the laws of the State of Illinois on June 1, 1992, for the purpose of acquiring, rehabilitating and operating a rental housing project under Sections 236 and 241 of the National Housing Act. The project which was acquired December 29, 1993 consists of 144 units located in Gary, Indiana and is currently operating under the name of St. John Homes. The project is managed by an affiliate of one of the stockholders of the general partner under an agreement approved by HUD which provides for a management fee of 5.14% of monthly rental collections.

Cash distributions are limited by agreements between the partnership and HUD to $121,682 per year to the extent of surplus cash as defined by HUD. Undistributed amounts are cumulative and may be distributed in subsequent years if future operations provide surplus cash in excess of current requirements.

Each building of the project has qualified and been allocated low-income housing credits pursuant to Internal Revenue Code Section 42 ("Section 42") which regulates the use of the project as to occupant eligibility and unit gross rent, among other requirements. Each building of the project must meet the provisions of these regulations during each of fifteen consecutive years, the compliance period, in order to remain qualified to receive the credits. In addition, on March 14, 1996, St. John Housing Associates Limited Partnership executed a Declaration of Extended Low-Income Housing Commitment which will require the utilization of the project pursuant to Section 42 for a minimum of 30 years, even if disposition of the project by the partnership occurs.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Rental Property

Rental property is carried at cost. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives by use of the straight-line method for financial reporting purposes. For income tax purposes, accelerated lives and methods are used.

Amortization

Mortgage costs are amortized over the term of the mortgage loan using the straight-line method.

Organization costs are amortized over 60 months using the straight-line method.

Income Taxes

No provision or benefit for income taxes has been included in these financial statements since taxable income or loss passes through to, and is reportable by, the partners individually.

                               St. John Housing Associates Limited Partnership

                                              NOTES TO FINANCIAL STATEMENTS

                                            December 31, 1996, 1995 and 1994,


Rental Income

Rental income is recognized as rentals become due. Rental payments received in advance are deferred until earned. All leases between the partnership and the tenants of the property are operating leases.

U.S. Treasury Bills

The U.S. Treasury Bills are carried at amortized cost, which approximates fair value, and are classified as held-to-maturity. These Bills bear interest ranging from 4.805% to 5.193% and mature through March 20, 1997.

NOTE B - MORTGAGES PAYABLE

The mortgage note is insured by the Federal Housing Administration (FHA) and is collateralized by a deed of trust on the rental property. The note is payable in monthly principal and interest installments of $5,394, net of an interest reduction subsidy through maturity on November 1, 2014. The note bears interest at the rate of 7% per annum; however, HUD, through the interest reduction subsidy, reduces the interest rate to an effective annual rate of approximately 1% over the term of the mortgage. The annual interest subsidy of $109,989 for 1996, and $110,240 for 1995 and 1994, is reflected as a reduction of interest expense. As of December 31, 1996 and 1995, principal balances of $1,781,493 and $1,829,685 were outstanding and accrued interest was $1,247 and $1,505, respectively.

The second mortgage in the original amount of $2,908,300 is insured by the Federal Housing Administration (FHA) and collateralized by a second deed of trust on the rental property. The note bears interest at the rate of 7.5% per annum. Principal and interest are payable by the partnership in monthly installments of $20,335 through maturity on May 1, 2025. As of December 31, 1996 and 1995, principal balances of $2,864,900 and $2,892,905 were outstanding and accrued interest was $17,905 and $18,081, respectively.

Under agreements with the mortgage lenders and FHA, the partnership is required to make monthly escrow deposits for taxes, insurance and replacement of project assets, and is subject to restrictions as to operating policies, rental charges, operating expenditures and distributions to partners.

The liability of the partnership under the mortgage notes is limited to the underlying value of the real estate collateral plus other amounts deposited with the lenders.

Aggregate maturities of the mortgages payable over each of the next five years are as follows:

                                        First Mortgage       Second Mortgage           Total
        December 31,      1997             $  51,433            $  30,179            $  81,612
                          1998                55,151               32,522               87,673
                          1999                59,138               35,047               94,185
                          2000                63,413               37,767              101,180
                          2001                67,997               40,699              108,696

                                St. John Housing Associates Limited Partnership

                                              NOTES TO FINANCIAL STATEMENTS

                                            December 31, 1996, 1995 and 1994,


NOTE C - HOUSING ASSISTANCE PAYMENT CONTRACT AGREEMENTS

The Federal Housing Administration (FHA) has contracted with the partnership effective December 1989 under Section 8 of The National Housing Act of 1937, to make housing assistance payments to the partnership on behalf of qualified tenants. The terms of the agreements are:

                  Number of units covered                      Expiration date

                            110                             September 30, 1997
                             34                                  June 30, 1999

The United States Department of Housing and Urban Development ("HUD") has issued Notice 96-74 implementing Section 405(a) of the Continuing Resolution of January 26, 1996 ("CR") which grants the Secretary discretion to provide Section 8 assistance upon certain terms and conditions and Notice 96-89 implementing the provisions of The Departments of Veterans Affairs and Housing and Urban Development, and the Independent Agencies Appropriations Act, 1997 (PL 104-204,110STAT.2874, approved 9/26/96), ("The Act"), concerning HUD's policy on
Section 8 Housing Assistance Payments contracts, exclusive of the Section 8 Moderate Rehabilitation Program, expiring during HUD's fiscal year 1997. Section 211 of the Act and notice generally provides that the Secretary will renew, when requested by the owner of a multifamily housing project, a project-based Section 8 contract expiring in HUD's FY 1997 for a period of not more than one year at rent levels that are equal to those under the expiring contract as of the date on which the contract expires. The rent levels of most such renewals are limited to 120 percent of the fair market rent for the market area in which the project is located, however for certain types of projects, the fair market value rent
(FMR) limitation does not apply. Section 212 of the Act repeals the Portfolio Reengineering Demonstration of 1996 and replaces it with an expanded demonstration program for HUD's FY 1997 which in general provides for restructuring involving reducing rents to market levels and adjusting mortgages to accommodate reduced cash flow and rehabilitation needs, although the statute permits instances in which only rents but not mortgages are restructured.
Section 212 of the Act also provides that owners of FHA insured multifamily projects whose Section 8 project-based assistance contracts exceed 120 percent of the applicable FMR , may elect to participate in the multifamily demonstration program.

NOTE D - RELATED PARTY TRANSACTIONS

Management Fee

The property is managed by L-B Residential Management Company, an affiliate of one of the stockholders of the general partner, pursuant to a management agreement approved by HUD that expires February 28, 1997. The management agreement provided for a management fee of 5.14% of monthly rental collections. Additionally, the partnership pays L-B Residential Management Company a monthly computer accounting/bookkeeping fee of $3.50 per unit. During the years ended December 31, 1996, 1995 and 1994, management fees of $52,453, $52,103, and
$40,820, and computer and accounting fees of $6,048, $11,592 and $9,700 were charged to operations, respectively. At December 31, 1996 and 1995, the partnership owed the management agent $4,880 and $4,749, respectively, which consisted of unpaid management fees of $4,376 and $4,245 and computer accounting/bookkeeping fees of $504 and $504, respectively.

                                St. John Housing Associates Limited Partnership

                                              NOTES TO FINANCIAL STATEMENTS

                                            December 31, 1996, 1995 and 1994,


Maintenance Services

An affiliate of one of the stockholders of the general partner provides certain maintenance and repair services. During the years ended December 31, 1996, 1995 and 1994, $1,560, $6,180 and $4,760 were charged to operations, respectively.

Repurchase Guaranty

Under the terms of the partnership agreement, the general partner is obligated to purchase the partnership interest of the investor limited partner upon the occurrence of a repurchase event as described in the partnership agreement.

Partnership Administration Fee

The partnership has entered into a partnership administration services agreement with the general partner for its services in managing the partnership throughout the term of the partnership. Under the terms of this agreement, commencing January 1, 1996, the partnership is obligated to pay to the general partner an annual fee in the amount of the lesser of 50% of the project's net cash flow as defined in the partnership agreement or 3% of the replacement cost of the rental property as of the date of substantial completion. In the event that in any year 50% of net cash flow exceeds 3% of the replacement cost of the rental property as of the date of substantial completion, such excess amount shall be paid to the general partner to the extent that the partnership administration fee paid in any prior years was less than 3% of the replacement cost. For the year ended December 31, 1996, a partnership administrative fee of $108,517 was incurred, all of which was payable as of December 31, 1996.

Fees Payable

The partnership has entered into agreements which provide for the payment of various fees to the general partner and its affiliates in consideration for various guarantees. Fees are payable to the general partner and affiliates from capital contributions or available surplus cash. As of December 31, 1996 all fees have been paid.

In addition, during the years ended December 31, 1996 and 1995, the general partner was paid $120,414 and $982,500 for fees which have been capitalized in the cost of rental property.

Consulting Fees

The general partner received compensation of $15,984 from L-B Residential Management Company, the management agent, for consulting services rendered in 1996.

NOTE E - CONTINGENCY

The project's low-income housing credits are contingent on its ability to maintain compliance with applicable sections of Section 42. Failure to maintain compliance with occupant eligibility, and/or unit gross rent, or to correct compliance within a specified time period could result in recapture of previously taken tax credits plus interest. In addition, such potential noncompliance may require an adjustment to the contributed capital by the limited partner.

                               St. John Housing Associates Limited Partnership

                                              NOTES TO FINANCIAL STATEMENTS

                                            December 31, 1996, 1995 and 1994,


NOTE F - MORTGAGOR ENTITY EXPENSES (INCOME)

Mortgagor entity expenses (income) consists of the following:

                                                           1996              1995              1994
                                                           ----              ----              ----
   Interest income                                      $     (857)       $     (814)     $      -
   Miscellaneous administrative                               1,444               559
   Interest expense                                           1,743             -                -
   Partnership administrative fee                           108,517             -                -
                                                          ---------         ---------     --------
                                                                                -                -
                                                          $ 110,847         $   (255)      $     -
                                                          =========         =========      =======